EXHIBIT 99.1

Washington Banking Company Earns $2.9 Million, or $0.19 per Share, in 2Q13

OAK HARBOR, WA – July 25, 2013 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported it earned $2.9 million, or $0.19 per diluted share, down from $4.6 million or $0.30 per diluted share, in the preceding quarter and up 2% from $2.8 million, or $0.18 per diluted share in the second quarter of 2012. For the first six months of 2013, Washington Banking earned $7.5 million, or $0.48 per diluted share, compared to $7.6 million, or $0.49 per diluted share in the first half of 2012. The quarterly reforecast of expected cash flows of covered loans prompted additional provisions for these loans, particularly in the hospitality sector, as cash flows are now projected to be lower than previously expected. The net costs associated with the covered loan portfolio were $1.0 million, or $0.07 per share, in the second quarter of 2013 and $1.2 million, or $0.08 per diluted share, in the first six months of 2013. Despite these adjustments, Washington Banking remains solidly profitable, non-covered asset quality continues to improve and loan growth is accelerating.

“While we have predicted that the impact of the FDIC-assisted transactions would taper off as the portfolio ages, that was not the case this quarter,” said Jack Wagner, President and Chief Executive Officer, “as the $61 million pool of covered hospitality loans deteriorated considerably in the second quarter. Consequently, we booked a $10.9 million provision for covered loans, partially offset by an $8.7 million write-up of the FDIC indemnification asset and a $626,000 reversal of the clawback accrual in the quarter.” For the first six months of 2013, the provision for covered loans totaled $12.4 million, and for the life of both FDIC-assisted acquisitions, the provision for covered loans has been $15.9 million. Offsetting these provisions were changes in the FDIC indemnification asset and a reduction in the clawback expense, bringing the net costs down to $1.0 million in the second quarter and $1.2 million year to date. The following table details the impact of these items:

	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
	June 30,	March 31,	June 30,	June 30,
Impact of Reforecast of Cashflows of Covered Assets	2013	2013	2012	2013	2012
($ in thousands, except per share data)
Provision for Loan Losses, Covered Loans	$ 10,914	$ 1,500	$ 398	$ 12,414	$ 398
Write-up of FDIC Indemnification Asset	(8,731)	(1,200)	-	(9,931)	-
Reversal of Accrued FDIC Clawback Liability	(626)	-	-	(626)	-
Impact of Reforecast of Cashflows	1,557	300	398	1,857	398
Provision (Benefit) for Income Taxes	(545)	(105)	(139)	(650)	(139)
Net Impact of Reforecast of Cashflows	$ 1,012	$ 195	$ 259	$ 1,207	$ 259

Fully Diluted Average Common and Equivalent Shares Outstanding	15,552,000	15,519,000	15,446,000	15,529,000	15,449,000

Fully diluted Earning per Share Impact	$ (0.07)	$ (0.01)	$ (0.02)	$ (0.08)	$ (0.02)

“There is no doubt that the CityBank and North County Bank acquisitions made meaningful contributions to our profitability and franchise value over the past three years,” Wagner continued. “Since the two FDIC-assisted acquisitions, we have generated covered interest income of over $100 million, produced a net interest margin well above the industry averages, and have several full-service locations in the fastest growing parts of the region.”

“Our general business outlook is continuing to get better as the economic recovery takes hold,” said Bryan McDonald, Whidbey Island Bank’s President and CEO. “Loan demand is improving and our pipeline of activity is growing. During the second quarter, we closed $50.1 million in new commercial loans, renewed or extended $53.7 million in existing commercial loans and funded $53.3 million in residential mortgages, for both refinance and purchase transactions. While we believe the refinance mortgage market is likely to decline in the coming months, residential purchase activity looks like it will continue to be strong. We are also opening a significant number of home equity lines of credit (HELOCs) and seeing more use on the HELOCs that we booked last year, which demonstrates that market pricing is improving and consumer confidence is returning.”

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

Second quarter loan production contributed to 1% non-covered loan growth in the quarter and 5% growth year-over-year. For the first six months of 2013, average loans increased 3.6% to $856.1 million from $826.2 million a year ago. Mortgage banking income contributed $1.1 million to second quarter revenues, up from $1.0 million in the first quarter of 2013 and $776,000 in the second quarter a year ago.

Second quarter 2013 Financial Highlights (as of, or for the period ended June 30, 2013)

•	On a consolidated basis, Total Risk-Based Capital to risk-adjusted assets was 19.86% compared to 19.79% a year ago. The minimum ratio to be considered well-capitalized under FDIC rules is 10%.
•	Asset quality continues to improve with the ratio of nonperforming non-covered assets (NPAs) to total assets dropping to 0.96% from 1.03% in the first quarter and 1.30% a year ago. Classified loans declined to $72.2 million at June 30, 2013, from $84.8 million at June 30, 2012.
•	Tangible book value per common share was $11.04, compared to $10.97 a year ago.
•	Low-cost demand, money market, savings and NOW accounts were $1.00 billion, or 71% of total deposits.
•	Loan loss reserves were 1.99% of non-covered loans, and 2.16% a year ago.
•	The interest income generated from the loan portfolios in the FDIC-assisted acquisitions contributed $6.0 million to second quarter revenues.
•	In the second quarter, the net interest margin fell 16 basis points to 4.68% compared to 4.84% in the preceding quarter, and fell 99 basis points from 5.67% in the year ago quarter, reflecting declines in both the yields and balances of covered loans.
•	Authorized a stock repurchase program allowing for the buyback of up to 775,000 shares (approximately 5%) of current outstanding common stock.

Regional Economic and Acquisitions Update

“The Washington State economy continues to improve with statewide unemployment dropping to 6.6% in June and 4.4% for the greater Seattle/Bellevue/Everett area,” said Wagner. “We are also seeing robust activity in housing and retail sales in most of the markets we serve. In June, the unemployment rate improved in all our markets, with Snohomish County at 4.7%, Whatcom County at 7.2%, Island County at 7.6% and Skagit County at 8.5%. Likewise, home sales are accelerating and housing prices are steadily rebounding.”

Reflecting the deterioration in the performance of about 30% of the covered loan hospitality portfolio in the quarter, the FDIC indemnification asset carried on the balance sheet increased 17% in the quarter to $32.8 million, and is down 74% from its peak of $124.7 million in the third quarter of 2010. “We continue to expend resources, time and energy to manage problem assets and deal with the complex accounting process,” said Rick Shields, Chief Financial Officer. “We are making headway in the resolution of our covered loans and the FDIC loss share of 80% / 20% mitigates the risk in these portfolios. We expect that covered other real estate owned (OREO) will increase during the next few quarters as properties are worked through the collections process.”

Covered loans, which are loans that are subject to a loss-share arrangement as a result of the two FDIC-assisted acquisitions, are shown as a separate line item on the balance sheet and are not included in the net loan totals. Covered loans are also not included in any of the reported credit quality metrics, as they are accounted for separately under generally accepted accounting principles (GAAP). Both the FDIC indemnification asset and the covered loan portfolio will decline over time, as the loans mature, pay off, or are otherwise resolved. The resolution of the acquired loan portfolios continues to progress, with net covered loans down 10% for the quarter, 27% year-over-year and 61% since acquisition.

Credit Quality

“Our non-covered loan portfolio continues to perform well with overall asset quality improving during the second quarter. Total nonperforming assets fell 28% from a year ago,” said Dan Kuenzi, Chief Credit Officer. “Residential construction projects account for more than one-third of nonperforming assets, with about half of those loans located in Whatcom County. Foreclosed properties account for almost one-third of NPAs as we move delinquent loans through the collection process.”

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

Nonperforming, non-covered loans (NPL) decreased during the second quarter to $10.9 million from $11.8 million in the first quarter and from $17.2 million in the year ago quarter, with residential construction loans accounting for 38% of nonperforming assets. The ratio of NPLs/total non-covered loans improved to 1.27% at June 30, 2013, from 1.40% at the end of the first quarter and 2.11% a year ago. Nonperforming, non-covered assets (NPA)/total assets improved to 0.96% compared to 1.03% in the preceding quarter and 1.30% a year ago. Non-covered other real estate owned (OREO) was $4.7 million, compared to $5.3 million in the preceding quarter and $4.4 million a year ago. Distribution of nonperforming, non-covered assets is shown in the following table:

Non-Covered NPA by Location	Island County	San Juan County	Skagit County	Snohomish County	Whatcom County	Total	Percent of Total Non-Covered NPA by Loan Type
(dollars in 000s)
6/30/2013
Commercial	$ 3	$ 139	$ 795	$ 1,467	$ 485	$ 2,889	18.52%
Real Estate Mortgages
One-to-Four Family Residential	48	-	254	-	331	633	4.06%
Commercial	-	188	570	-	360	1,118	7.16%
Real Estate Construction
One-to-Four Family Residential	1,836	-	1,557	-	2,482	5,875	37.66%
Commercial	-	-	-	-	-	-	0.00%
Consumer
Direct	197	-	-	102	61	360	2.31%
Other Real Estate Owned	885	-	2,856	187	798	4,726	30.29%
Total	$ 2,969	$ 327	$ 6,032	$ 1,756	$ 4,517	$15,601	100.00%

Percent of Total Non-Covered NPA by Location	19.03%	2.10%	38.66%	11.26%	28.95%	100.00%

The provision for non-covered loan losses was $850,000 in the second quarter, compared to $450,000 in the first quarter of 2013 and $2.4 million in the second quarter a year ago. The allowance for non-covered loan losses totaled $17.0 million, or 1.99% of non-covered loans. Total net charge-offs in the second quarter were $809,000, or 0.38% of average total loans on an annualized basis, compared to $671,000, or 0.32% of average loans in the preceding quarter and $2.8 million, or 1.37% of average loans, in the second quarter a year ago.

Balance Sheet

Total assets were $1.62 billion at June 30, 2013, down slightly from $1.67 billion in the preceding quarter and $1.66 billion a year ago. Total non-covered loans increased 1% to $853.3 million compared to $843.8 million at March 31, 2013, and were up 5% from $814.8 million at June 30, 2012.

The non-covered loan portfolio is well diversified with commercial and industrial loans making up 19.6% and residential mortgages accounting for 4.2% of the portfolio. Owner-occupied commercial real estate loans represent 26.5% of the portfolio and non-owner occupied commercial real estate loans account for 23.5% of loans. Indirect consumer loans account for 9.1% of the portfolio and other consumer loans account for 9.3%. Construction and land development loans for residential properties are 4.6% and commercial construction and land development loans represent 3.1% of the portfolio.

As resolution of the covered portfolio progresses, net covered loans totaled $176.7 million and covered OREO totaled $12.9 million at June 30, 2013, compared to $195.6 million and $15.5 million, respectively, three months earlier.

The mix of total deposits continued to improve with non-CD deposits increasing to 71.2% of total deposits from 65.3% a year ago. The level of total deposits was relatively stable at $1.40 billion at June 30, 2013 compared to $1.45 billion a year ago. Noninterest-bearing demand deposits decreased 3% in the quarter and increased 4% year-over-year, representing 17.5% of total deposits. Year-over-year, NOW accounts increased 10% to $343.2 million, comprising 24.4% of deposits; time deposits declined 20% to $404.0 million and accounted for 28.8% of total deposits. Core deposits, excluding time deposits over $100,000, represented 87.1% of all deposits.

Tangible shareholder equity totaled $171.4 million, or $11.04 per share at June 30, 2013, compared to $169.5 million or, $10.97 per share, a year ago. Reflecting the recent rise in interest rates and the resulting impact on the value of the securities portfolio, total shareholders’ equity decreased 4% in the quarter and increased 1% year-over-year.

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

Operating Results

In the second quarter of 2013, net interest income decreased 5% to $17.4 million from the linked quarter of $18.2 million, and declined 17% from $20.9 million a year ago. The majority of the decline came from the resolution of the covered loan portfolio and a reduction in the yield on covered loans from 13.16% in the first quarter of 2013 to 12.67% in the current quarter and 15.16% in the second quarter a year ago. For the first six months of 2013, net interest income fell 16% to $35.5 million from $42.2 million in the first half of 2012.

“The complexities of the FDIC-assisted accounting items on the income statement this quarter added some noise to the quarter and masked the underlying performance of the bank this year,” said Shields. Excluding the change in the FDIC indemnification assets, the gain on disposition of covered loans, and the gain on sale of securities, noninterest income in the second quarter totaled $3.7 million down from $3.9 million in the first quarter and up from $3.6 million in the year ago quarter. The major driver of core noninterest income was gains realized from the sale of mortgage loans, which contributed $1.1 million to second quarter revenues and $1.0 million in the first quarter and $776,000 in the second quarter 2012. In the first six months of 2013, noninterest income excluding the change in the FDIC indemnification asset, the gain on disposition of covered loans, and the gain on sale of securities, was up 10% to $7.6 million compared to $6.9 million in the first six months of 2012, fueled primarily by contributions from mortgage gains.

Washington Banking’s net interest margin decreased 16 basis points from the preceding quarter to 4.68% from 4.84% and fell 99 basis points from 5.67% in the year ago quarter. For the first six months of 2013, net interest margin dropped 98 basis points to 4.76% from 5.74% in the first six months of 2012. “As anticipated, as we reduce the size of the covered loan portfolio, its generous contribution to margin is diminishing,” Shields noted.

Operating expense was down 7% in the quarter and 14% year over year. For the first half of 2013, operating expenses were down 7% to $27.0 million from $28.8 million a year ago.

In a separate release today, Washington Banking announced it will pay a quarterly cash dividend of $0.09 per common share. “In keeping with our two-tiered approach in determining our dividend payouts each quarter, we are paying our basic dividend of $0.07 plus $0.02 per share in the variable dividend, which results in the total dividend at nearly 50% of earnings,” Wagner noted. “Our board will continue to evaluate dividends each quarter based on capital requirements, market opportunities and other operating considerations.”

Conference Call Information

Management will host a conference call on Friday, July 26, at 10:00 a.m. Pacific time (1:00 p.m. ET) to discuss the results. This call will also be broadcast live via the internet. Investment professionals and all current and prospective shareholders are invited to access the live call by dialing (480) 629-9835. To listen to the call online, either live or archived, visit the Investor Relations page of Whidbey Island Bank’s website at www.wibank.com.

About Washington Banking Company

Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. With its two FDIC-assisted acquisitions in 2010, Whidbey Island Bank currently operates 31 full-service branches located in six counties in Northwestern Washington. The Seattle Times’ ranked Washington Banking Company as the top financial institution in the region for the third consecutive year in their 21st annual “Best of the Northwest” listing. In 2009, Washington Banking was added to the Russell 2000 Index, a subset of the Russell 3000 Index. Both indices are widely used by professional money managers as benchmarks for investment strategies.

Forward Looking Statements

This news release contains forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management's expectations regarding future events and developments such as future operating results, regional economic trends, dividends and dividend payout ratios, covered loan trends, availability of acquisition opportunities, growth in loans and deposits, credit quality and loan losses, net interest margin, benefits from prior FDIC-assisted acquisitions and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) the ability to open new locations. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

www.wibank.com

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
($ in thousands, except per share data)	June 30,	March 31,	Month	June 30,	Year
	2013	2013	Change	2012	Change
Interest Income
Non-Covered Loans	$ 10,978	$ 11,153	-2%	$ 11,613	-5%
Covered Loans	5,972	6,713	-11%	9,382	-36%
Taxable Investment Securities	1,344	1,313	2%	1,387	-3%
Tax Exempt Securities	393	372	6%	276	42%
Other	39	59	-34%	68	-43%
Total Interest Income	18,726	19,610	-5%	22,726	-18%

Interest Expense
Deposits	1,248	1,310	-5%	1,704	-27%
Junior Subordinated Debentures	121	118	3%	133	-9%
Total Interest Expense	1,369	1,428	-4%	1,837	-25%

Net Interest Income	17,357	18,182	-5%	20,889	-17%
Provision for Loan Losses, Non-Covered Loans	850	450	89%	2,350	-64%
Provision for Loan Losses, Covered Loans	10,914	1,500	628%	398	2642%
Net Interest Income after Provision for Loan Losses	5,593	16,232	-66%	18,141	-69%

Noninterest Income
Service Charges and Fees	845	816	4%	921	-8%
Electronic Banking Income	969	1,143	-15%	1,012	-4%
Investment Products	248	224	11%	367	-32%
Gain on Sale of Investment Securities, Net	291	265	10%	-	100%
Bank Owned Life Insurance Income	37	38	-3%	55	-33%
Income from the Sale of Loans	1,061	1,011	5%	776	37%
SBA Premium Income	215	278	-23%	105	105%
Change in FDIC Indemnification Asset	7,502	(174)	-4411%	(3,145)	-339%
Gain on Disposition of Covered Assets	213	380	-44%	556	-62%
Other Income	316	365	-13%	341	-7%
Total Noninterest Income	11,697	4,346	169%	988	1084%

Noninterest Expense
Compensation and Employee Benefits	7,181	7,676	-6%	7,242	-1%
Occupancy and Equipment	1,836	1,801	2%	1,659	11%
Office Supplies and Printing	390	400	-3%	425	-8%
Data Processing	569	535	6%	536	6%
Consulting and Professional Fees	141	333	-58%	273	-48%
Intangible Amortization	110	108	2%	128	-14%
FDIC Premiums	281	289	-3%	317	-11%
FDIC Clawback Liability	(463)	200	-332%	1,098	-142%
Non-Covered OREO & Repossession Expenses	379	525	-28%	739	-49%
Covered OREO & Repossession Expenses	437	136	221%	578	-24%
Other	2,065	1,864	11%	2,114	-2%
Total Noninterest Expense	12,926	13,867	-7%	15,109	-14%

Income Before Provision for Income Tax	4,364	6,711	-35%	4,020	9%
Provision for Income Tax	1,456	2,127	-32%	1,173	24%
Net Income Available to Common Shareholders	$ 2,908	$ 4,584	-37%	$ 2,847	2%
Earnings per Common Share
Net Income per Share, Basic	$ 0.19	$ 0.30	-37%	$ 0.18	1%

Net Income per Share, Diluted	$ 0.19	$ 0.30	-37%	$ 0.18	1%

Average Number of Common Shares Outstanding	15,506,000	15,485,000		15,411,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,552,000	15,519,000		15,446,000

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

CONSOLIDATED STATEMENTS OF INCOME (unaudited)	For the Six Months Ended		One
($ in thousands, except per share data)	June 30,		Year
	2013	2012	Change
Interest Income
Non-Covered Loans	$ 22,131	$ 23,366	-5%
Covered Loans	12,685	19,250	-34%
Taxable Investment Securities	2,657	2,743	-3%
Tax Exempt Securities	765	531	44%
Other	98	119	-18%
Total Interest Income	38,336	46,009	-17%

Interest Expense
Deposits	2,558	3,549	-28%
Junior Subordinated Debentures	239	269	-11%
Total Interest Expense	2,797	3,818	-27%

Net Interest Income	35,539	42,191	-16%
Provision for Loan Losses, Non-Covered Loans	1,300	4,350	-70%
Provision for Loan Losses, Covered Loans	12,414	398	3019%
Net Interest Income after Provision for Loan Losses	21,825	37,443	-42%

Noninterest Income
Service Charges and Fees	1,661	1,814	-8%
Electronic Banking Income	2,112	1,908	11%
Investment Products	472	729	-35%
Gain on Sale of Investment Securities, Net	556	342	63%
Bank Owned Life Insurance Income	75	115	-35%
Income from the Sale of Loans	2,072	1,481	40%
SBA Premium Income	493	192	157%
Change in FDIC Indemnification Asset	7,328	(6,136)	-219%
Gain on Disposition of Covered Assets	593	1,185	-50%
Other Income	681	655	4%
Total Noninterest Income	16,043	2,285	602%

Noninterest Expense
Compensation and Employee Benefits	14,857	14,576	2%
Occupancy and Equipment	3,637	3,388	7%
Office Supplies and Printing	790	838	-6%
Data Processing	1,104	1,064	4%
Consulting and Professional Fees	474	516	-8%
Intangible Amortization	218	254	-14%
FDIC Premiums	570	653	-13%
FDIC Clawback Liability	(263)	1,138	-123%
Non-Covered OREO & Repossession Expenses	904	1,113	-19%
Covered OREO & Repossession Expenses	573	1,152	-50%
Other	3,929	4,072	-4%
Total Noninterest Expense	26,793	28,764	-7%

Income Before Provision for Income Tax	11,075	10,964	1%
Provision for Income Tax	3,583	3,344	7%
Net Income Available to Common Shareholders	$ 7,492	$ 7,620	-2%
Earnings per Common Share
Net Income per Share, Basic	$ 0.48	$ 0.49	0%

Net Income per Share, Diluted	$ 0.48	$ 0.49	0%

Average Number of Common Shares Outstanding	15,487,000	15,414,000
Fully Diluted Average Common and Equivalent Shares Outstanding	15,529,000	15,449,000

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

CONSOLIDATED BALANCE SHEETS (unaudited)			Three		One
($ in thousands except per share data)	June 30,	March 31,	Month	June 30,	Year
	2013	2013	Change	2012	Change
Assets
Cash and Due from Banks	$ 25,183	23,047	9%	$ 22,871	10%
Interest-Bearing Deposits with Banks	46,059	77,516	-41%	95,111	-52%
Total Cash and Cash Equivalents	71,242	100,563	-29%	117,982	-40%

Investment Securities Available for Sale	386,111	394,328	-2%	322,677	20%
FHLB Stock	7,307	7,374	-1%	7,576	-4%
Loans Held for Sale	9,749	11,106	-12%	12,521	-22%
Loans Receivable	853,290	843,812	1%	814,826	5%
Less: Allowance for Loan Losses	(16,967)	(16,926)	0%	(17,565)	-3%
Non-Covered Loans, Net	836,323	826,886	1%	797,261	5%

Covered Loans, Net Allowance for Loan Losses	176,737	195,589	-10%	241,717	-27%
Premises and Equipment, Net	35,898	36,431	-1%	37,106	-3%
Bank Owned Life Insurance	17,779	17,742	0%	17,628	1%
Goodwill and Other Intangible Assets, Net	5,809	5,919	-2%	6,285	-8%
Other Real Estate Owned	4,726	5,297	-11%	4,414	7%
Covered Other Real Estate Owned	12,927	15,453	-16%	23,000	-44%
FDIC Indemnification Asset	32,832	28,140	17%	54,867	-40%
Other Assets	20,053	23,526	-15%	20,846	-4%
Total Assets	$ 1,617,493	$ 1,668,354	-3%	$ 1,663,880	-3%

Liabilities and Shareholders' Equity
Deposits:
Noninterest-Bearing Demand	$ 245,505	$ 253,947	-3%	$ 235,486	4%
NOW Accounts	343,180	346,450	-1%	311,856	10%
Money Market	293,590	296,565	-1%	297,345	-1%
Savings	118,070	118,602	0%	102,803	15%
Time Deposits	404,027	426,111	-5%	502,420	-20%
Total Deposits	1,404,372	1,441,675	-3%	1,449,910	-3%

Junior Subordinated Debentures	25,774	25,774	0%	25,774	0%
Other Liabilities	10,097	16,619	-39%	12,443	-19%
Total Liabilities	1,440,243	1,484,068	-3%	1,488,127	-3%

Shareholders' Equity
Common Stock (no par value)
Authorized 35,000,000 Shares:
Issued and Outstanding 15,527,037 at 6/30/13,
15,503,861 at 3/31/13 and 15,446,221 at 6/30/12	86,197	85,912	0%	85,101	1%
Retained Earnings	95,078	94,496	1%	86,718	10%
Accumulated Other Comprehensive (Loss) Income	(4,025)	3,878	-204%	3,934	-202%
Total Shareholders' Equity	177,250	184,286	-4%	175,753	1%
Total Liabilities and Shareholders' Equity	$ 1,617,493	$ 1,668,354	-3%	$ 1,663,880	-3%

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

FINANCIAL STATISTICS (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	December 31,	June 30,	June 30,
	2013	2013	2012	2012	2013	2012

Averages
Total Assets	$ 1,641,686	$ 1,672,807	$ 1,677,465	$ 1,671,825	$ 1,657,161	$ 1,668,711
Non-Covered Loans and Loans Held for Sale	856,046	856,249	841,044	825,779	856,147	826,153
Covered Loans	189,099	206,873	223,473	248,079	197,937	255,329
Interest Earning Assets	1,507,438	1,539,196	1,533,010	1,501,373	1,523,229	1,497,348
Deposits	1,416,874	1,447,939	1,455,049	1,460,266	1,432,322	1,459,781
Common Shareholders' Equity	184,042	182,667	181,015	174,565	183,358	173,270

Financial Ratios
Return on Average Assets, Annualized	0.71%	1.11%	1.09%	0.68%	0.91%	0.92%
Return on Average Common Equity, Annualized	6.34%	10.18%	10.08%	6.56%	8.24%	8.84%
Efficiency Ratio (1)	44.16%	61.00%	56.42%	68.20%	51.52%	63.89%
Yield on Earning Assets (1)	5.04%	5.22%	5.64%	6.16%	5.13%	6.25%
Cost of Interest Bearing Liabilities	0.46%	0.48%	0.52%	0.60%	0.47%	0.61%
Net Interest Spread	4.58%	4.74%	5.12%	5.56%	4.66%	5.64%
Net Interest Margin (1)	4.68%	4.84%	5.23%	5.67%	4.76%	5.74%

Tangible Book Value Per Share (2)	$ 11.04	$ 11.50	$ 11.41	$ 10.97	$ 11.04	$ 10.97
Tangible Common Equity to Total Tangible Assets (2)	10.64%	10.73%	10.50%	10.22%	10.64%	10.22%

	June 30,	March 31,	December 31,	June 30,	Regulatory Requirements
	2013	2013	2012	2012	Adequately- capitalized	Well- capitalized
Period End
Total Risk-Based Capital Ratio - Consolidated (3)	19.86%	19.78%	19.39%	19.79%	8.00%	NA
Tier 1 Risk-Based Capital Ratio - Consolidated (3)	18.59%	18.52%	18.13%	18.53%	4.00%	NA
Tier 1 Leverage Ratio - Consolidated (3)	12.13%	11.96%	11.78%	11.44%	4.00%	NA
Total Risk-Based Capital Ratio - Whidbey Island Bank (3)	19.19%	19.16%	18.77%	19.16%	8.00%	10.00%
Tier 1 Risk-Based Capital Ratio - Whidbey Island Bank (3)	17.92%	17.90%	17.51%	17.91%	4.00%	6.00%
Tier 1 Leverage Ratio - Whidbey Island Bank (3)	11.81%	11.55%	11.36%	11.04%	4.00%	5.00%

(1) Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenue and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income. Please see reconciliation to GAAP measure that appears elsewhere in this release.

(2) Please see the reconciliations to GAAP measures that appear elsewhere in this release. Tangible book value per share and tangible common equity to total tangible assets are non-GAAP performance measurements that management believes provide a more accurate picture of equity.

(3) Capital ratios for the most recent period are an estimate pending filing of the Company's regulatory reports.

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

NON-COVERED ASSET QUALITY (unaudited)	Quarter Ended	Quarter Ended	Quarter Ended	Six Months Ended
($ in thousands, except per share data)	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012
Allowance for Non-Covered Loan Losses Activity:
Balance at Beginning of Period	$ 16,926	$ 17,147	$ 17,993	$ 17,147	$ 18,032
Indirect Loans:
Charge-offs	(161)	(173)	(135)	(334)	(426)
Recoveries	114	115	109	229	244
Indirect Net Charge-offs	(47)	(58)	(26)	(105)	(182)

Other Loans:
Charge-offs	(885)	(741)	(2,820)	(1,626)	(4,762)
Recoveries	123	128	68	251	127
Other Net Charge-offs	(762)	(613)	(2,752)	(1,375)	(4,635)

Total Net Charge-offs	(809)	(671)	(2,778)	(1,480)	(4,817)
Provision for Loan Losses, Non-Covered Loans	850	450	2,350	1,300	4,350
Balance at End of Period	$ 16,967	$ 16,926	$ 17,565	$ 16,967	$ 17,565

Net Charge-offs to Average Loans:
Indirect Loans Net Charge-Offs, to Avg Indirect Loans, Annualized (1)	0.24%	0.29%	0.13%	0.27%	0.45%
Other Loans Net Charge-Offs, to Avg Other Loans, Annualized (1)	0.40%	0.32%	1.50%	0.36%	1.27%
Net Charge-offs to Average Total Loans (1)	0.38%	0.32%	1.37%	0.35%	1.19%

	June 30,	March 31,	June 30,
	2013	2013	2012
Nonperforming Non-Covered Assets
Nonperforming Non-Covered Loans (2)	$ 10,875	$ 11,832	$ 17,165
Non-Covered Other Real Estate Owned	4,726	5,297	4,414
Total Nonperforming Non-Covered Assets	$ 15,601	$ 17,129	$ 21,579
Nonperforming Non-Covered Loans to Total Non-Covered Loans (1)	1.27%	1.40%	2.11%
Nonperforming Non-Covered Assets to Total Assets	0.96%	1.03%	1.30%
Allowance for Loan Losses to Nonperforming Non-Covered Loans	156.02%	143.05%	102.33%
Allowance for Loan Losses to Non-Covered Loans	1.99%	2.01%	2.16%

Non-Covered Loan Composition
Commercial	$ 167,124	$ 160,053	$ 158,087
Real Estate Mortgages
One-to-Four Family Residential	36,040	35,174	37,700
Commercial	426,276	425,069	382,502
Real Estate Construction
One-to-Four Family Residential	38,880	40,099	49,678
Commercial	26,515	25,773	29,904
Consumer
Indirect	77,524	77,654	78,699
Direct	79,114	78,209	76,390
Deferred Costs	1,817	1,781	1,866
Total Non-Covered Loans	$ 853,290	$ 843,812	$ 814,826

Time Deposit Composition
Time Deposits $100,000 and more	$ 181,164	$ 189,684	$ 211,726
All Other Time Deposits	221,674	234,672	277,468
Brokered Deposits
CDARS (Certificate of Deposit Account Registry Service)	1,189	1,755	13,226
Total Time Deposits	$ 404,027	$ 426,111	$ 502,420

(1) Excludes Loans Held for Sale.

(2) Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.

WBCO Reports 2Q13 EPS of $0.19

July 25, 2013

Non-GAAP Financial Measures

Fully tax-equivalent net interest income and fully tax-equivalent net interest margin are non-GAAP performance measurements that management believes provides investors with a more accurate picture of the Company's operational performance and is consistent with industry practice. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.

The following table provides the reconciliation of the Company's net interest income and net interest margin (GAAP) to a fully tax-equivalent net interest income and fully tax-equivalent net interest margin (non-GAAP) for the periods presented:

	Quarter Ended			For the Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2013	2013	2012	2013	2012

Net Interest Income	$ 17,357	$ 18,182	$ 20,889	$ 35,539	$ 42,191
Tax-Equivalent Adjustment (1)	216	206	277	422	542
Tax-Equivalent Net Interest Income	17,573	18,388	21,166	35,961	42,733

Average Interest Earning Assets	1,507,438	1,539,196	1,501,373	1,523,229	1,497,348

Net Interest Margin	4.62%	4.79%	5.60%	4.70%	5.67%
Tax-Equivalent Net Interest Margin (1)	4.68%	4.84%	5.67%	4.76%	5.74%

Non-GAAP Financial Measures

Tangible common equity, tangible assets and tangible book value per common share are not measures that are calculated in accordance with GAAP. However, management uses these non-GAAP measures in its analysis of the Company's performance. Management believes that these non-GAAP measures are an important indication of the Company's ability to grow both organically and through business combinations, and, with respect to tangible common equity, the Company's ability to pay dividends and to engage in various capital management strategies.

Neither tangible common equity, tangible assets or tangible book value per common share should be considered in isolation or as a substitute for common shareholders' equity or book value per common share or any other measure calculated in accordance with GAAP. Moreover, the manner in which the Company calculates tangible common equity, tangible assets and tangible book value per share may differ from that of other companies reporting measures with similar names.

The following table provides the reconciliation of the Company's shareholders' equity (GAAP) to tangible common equity (non-GAAP) and total assets (GAAP) to tangible assets (non-GAAP) for the periods presented:

	June 30,	March 31,	June 30,
($ in thousands, except per share data)	2013	2013	2012

Total Shareholders' Equity	$ 177,250	$ 184,286	$ 175,753
Adjustments to Shareholders' Equity
Goodwill and Other Intangible Assets, Net (2)	(5,809)	(5,919)	(6,285)
Tangible Common Equity	171,441	178,367	169,468

Total Assets	$ 1,617,493	$ 1,668,354	$ 1,663,880
Adjustments to Total Assets
Goodwill and Other Intangible Assets, Net (2)	(5,809)	(5,919)	(6,285)
Total Tangible Assets	1,611,684	1,662,435	1,657,595

Common Shares Outstanding at Period End	15,527,037	15,503,861	15,446,221

Tangible Common Equity to Total Tangible Assets	10.64%	10.73%	10.22%
Tangible Book Value per Common Share	$ 11.04	$ 11.50	$ 10.97

(1) Tax exempt interest has been adjusted to a taxable equivalent basis using a 35% tax rate

(2) Goodwill and Other Intangible Assets, Net excludes mortgage servicing rights

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Note: Transmitted on GlobeNewswire on July 25, 2013, at 1:00 p.m. PT.